Exhibit 99.1

STRYKER OPERATING RESULTS FOR

QUARTER AND YEAR ENDED DECEMBER 31, 2004

Kalamazoo, Michigan -- January 26, 2005 -- Stryker Corporation (NYSE:SYK) reported today that net sales were $1,155.5 million for the fourth quarter of 2004, representing a 15% increase over net sales of $1,001.3 million in the fourth quarter of 2003 and $4,262.3 million for the year ended December 31, 2004, representing an 18% increase over net sales of $3,625.3 million in 2003.  Excluding the impact of foreign currency, net sales increased 13% for the fourth quarter and 14% for the year ended December 31, 2004.

Net earnings for the fourth quarter of 2004 were $162.7 million, representing a 21% increase over net earnings of $134.1 million in the fourth quarter of 2003.  Diluted net earnings per share for the fourth quarter increased 21% to $.40 compared to $.33 in the fourth quarter of 2003.  Net earnings for the year ended December 31, 2004 were $465.7 million, representing a 3% increase over net earnings of $453.5 million in 2003.  Diluted net earnings per share for the year ended December 31, 2004 increased 3% to $1.14 compared to $1.11 in 2003.

Excluding the impact of a $120.8 million charge to write off purchased in-process research and development associated with the acquisition of SpineCore, Inc., which was recorded in the third quarter of 2004, adjusted net earnings for the year ended December 31, 2004 were $586.5 million, representing a 29% increase over 2003 and adjusted diluted net earnings per share for the year ended December 31, 2004 were $1.43, representing a 29% increase over 2003.

Sales Analysis

Domestic sales were $738.1 million for the fourth quarter and $2,753.0 million for the year ended December 31, 2004, representing increases of 16% and 18%, respectively, as a result of strong shipments of Orthopaedic Implants and MedSurg Equipment and higher revenue from Physical Therapy Services.

International sales were $417.4  million for the fourth quarter and $1,509.3  million for the year ended December 31, 2004, representing increases of 14% and 17%, respectively, as a result of higher shipments of Orthopaedic Implants and MedSurg Equipment.  The impact of foreign currency comparisons to the dollar value of international sales was favorable by $26.0 million in the fourth quarter and by $120.8 million for the year ended December 31, 2004.  Excluding the impact of foreign currency, international sales increased 7% for both the fourth quarter and year ended December 31, 2004.

Worldwide sales of Orthopaedic Implants were $685.7 million for the fourth quarter and $2,562.5 million for the year ended December 31, 2004, representing increases of 14% and 17%, respectively, based on higher shipments of reconstructive (hip, knee and shoulder), trauma, spine and micro implant systems, the bone growth factor osteogenic protein-1 (OP-1) and bone cement.  Excluding the impact of foreign currency, sales of Orthopaedic Implants increased 11% in the fourth quarter and 13% for the year ended December 31, 2004.

Worldwide sales of MedSurg Equipment were $408.4 million for the fourth quarter and $1,454.9 million for the year ended December 31, 2004, representing increases of 19% and 20%, respectively, based on higher shipments of powered surgical instruments, endoscopic products, patient handling and emergency medical equipment and surgical navigation systems.  Excluding the impact of foreign currency, sales of MedSurg Equipment increased 18% for both the fourth quarter and the year ended December 31, 2004.

Physical Therapy Services revenues were $61.4 million for the fourth quarter and $244.9 million for the year ended December 31, 2004, representing increases of 6% and 10%, respectively, as a result of revenue from new physical therapy centers and higher revenues from existing centers.

Third Quarter Acquisition of SpineCore, Inc.

The Company completed its acquisition of SpineCore during the third quarter of 2004 for an upfront payment of $120 million in cash plus certain transaction costs.  SpineCore is a developer of artificial lumbar and cervical spinal discs.  The transaction resulted in a charge against both pre-tax and net earnings of $120.8 million, or $.29 per fully-diluted share, to write off purchased in-process research and development.  Terms of the transaction also include milestone and royalty payments of up to an additional $240 million upon achievement of commercialization of SpineCore's products in the United States, which is not expected to occur before 2008.

Income Tax Rate

The Company's effective income tax rates for the fourth quarter and year ended December 31, 2004 were 30.0% and 35.0%, respectively, as compared to effective income tax rates for both the fourth quarter of 2003 and the year ended December 31, 2003 of 30.5%.  The effective income tax rate for the year ended December 31, 2004 reflects the non-deductibility for income tax purposes of substantially all of the amounts paid to acquire SpineCore.  The income tax rate reduction in the fourth quarter of 2004 compared to the fourth quarter of 2003 results primarily from increased manufacturing activity in lower tax jurisdictions.

Conference Call

As previously announced, the Company will conduct a conference call for financial analysts at 5:00 p.m., Eastern Time, today.  To hear the conference call, dial 800/443-6324.  A simultaneous webcast of the call may be accessed via the Company's website at www.stryker.com.  The call will be archived on this site for 90 days. A recording of the call will also be available from 7:30 p.m., Eastern Time, today until 7:30 p.m. on Friday, January 28. 2005.  To hear this recording dial 800/633-8284 (domestic) or 402/977-9140 (international) and enter the registration number 21217162.

***

Stryker Corporation is a leader in the worldwide orthopaedic market and is one of the world's largest medical device companies.  Stryker delivers results through a wide range of capabilities including joint replacements, trauma, spine and micro implant systems, orthobiologics, powered surgical instruments, surgical navigation systems and endoscopic products as well as patient handling and emergency medical equipment.  Stryker also provides outpatient physical therapy services in the United States.

STRYKER CORPORATION
For the Three Month Period and Year Ended December 31, 2004
(Unaudited - In Millions Except Per Share Amounts)
CONDENSED STATEMENTS OF EARNINGS
	Fourth Quarter			Year Ended December 31
	2004	2003	% Change	2004	2003	% Change

Net Sales	$1,155.5	$1,001.3	15.4	$4,262.3	$3,625.3	17.6
Cost of sales	412.1	355.9	15.8	1,510.1	1,312.4	15.1
GROSS PROFIT	743.4	645.4	15.2	2,752.2	2,312.9	19.0
% of Sales	64.3	64.5		64.6	63.8

Research, development and
engineering expenses	56.3	48.0	17.3	211.0	180.2	17.1
Selling, general and administrative expenses	442.1	386.7	14.3	1,652.2	1,416.0	16.7
Intangibles amortization	12.2	16.3	(25.2)	47.8	45.4	5.3
Purchased in-process research and
development	-	-	--	120.8	-	--
	510.6	451.0	13.2	2,031.8	1,641.6	23.8

OPERATING INCOME	232.8	194.4	19.8	720.4	671.3	7.3
% of Sales	20.1	19.4		16.9	18.5

Other expense (income):
Interest expense	2.2	3.4	(35.3)	6.8	22.6	(69.9)
Other	(1.7)	(1.9)	(10.5)	(3.4)	(3.8)	(10.5)
	0.5	1.5	(66.7)	3.4	18.8	(81.9)

EARNINGS BEFORE INCOME TAXES	232.3	192.9	20.4	717.0	652.5	9.9
Income taxes	69.6	58.8	18.4	251.3	199.0	26.3
NET EARNINGS	$162.7	$134.1	21.3	$465.7	$453.5	2.7
	=====	=====	=====	=====	=====	=====

Net Earnings Per Share
Basic	$0.40	$0.34	17.6	$1.16	$1.14	1.8
Diluted	$0.40	$0.33	21.2	$1.14	$1.11	2.7

Average Shares Outstanding
Basic	402.3	399.1		401.2	397.8
Diluted	410.5	408.1		410.3	406.8

RECONCILIATION OF REPORTED NET EARNINGS TO ADJUSTED NET EARNINGS BEFORE CHARGE
FOR PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT

				Year Ended December 31
				2004	2003	% Change
NET EARNINGS
Reported net earnings				$465.7	$453.5	2.7
Purchased in-process research and
development				120.8	-	--
Adjusted net earnings				$586.5	$453.5	29.3
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DILUTED NET EARNINGS PER SHARE
Reported diluted net earnings per share				$1.14	$1.11	2.7
Purchased in-process research and
development				$0.29	$ -	--
Adjusted diluted net earnings per share				$1.43	$1.11	28.8

STRYKER CORPORATION
For the Three Month Period and Year Ended December 31, 2004
(Unaudited - In Millions)
CONDENSED SALES ANALYSIS
	Fourth Quarter			Year Ended December 31
	2004	2003	% Change	2004	2003	% Change

Domestic	$738.1	$636.3	16.0	$2,753.0	$2,333.4	18.0
International	417.4	365.0	14.4	1,509.3	1,291.9	16.8

NET SALES	$1,155.5	$1,001.3	15.4	$4,262.3	$3,625.3	17.6
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Orthopaedic Implants	$685.7	$601.5	14.0	$2,562.5	$2,192.5	16.9
MedSurg Equipment	408.4	341.9	19.5	1.454.9	1,209.8	20.3
Physical Therapy Services	61.4	57.9	6.0	244.9	223.0	9.8

NET SALES	$1,155.5	$1,001.3	15.4	$4.262.3	$3,625.3	17.6
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STRYKER CORPORATION
(Unaudited - In Millions)
CONDENSED BALANCE SHEETS
	December 31	December 31
	2004	2003

ASSETS
Cash and cash equivalents	$349.4	$65.9
Accounts receivable (net)	751.1	498.6
Inventories	552.5	467.9
Other current assets	489.6	365.2
TOTAL CURRENT ASSETS	2,142.6	1,397.6

Property, Plant and Equipment (net)	700.5	604.7
Goodwill and Other Intangibles (net)	963.2	965.5
Other Assets	277.5	191.3
TOTAL ASSETS	$4,083.8	$3,159.1
	=====	=====
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$1,113.5	$834.4
Long-Term Debt	0.7	18.8
Other Liabilities	217.6	151.1
Stockholders' Equity	2,752.0	2,154.8
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,083.8	$3,159.1
	=====	=====

STRYKER CORPORATION
For the Three Month Period and Year Ended December 31, 2004
(Unaudited - In Millions)
CONDENSED STATEMENTS OF CASH FLOWS
			Year Ended December 31
	Fourth Quarter
	2004	2003	2004	2003

OPERATING ACTIVITIES
Net earnings	$162.7	$134.1	$465.7	$453.5
Depreciation	26.8	27.6	102.7	97.2
Amortization	39.6	40.6	148.2	132.5
Write-off of purchased in-process research and development	-	-	120.8	-
Proceeds from (repayments on) accounts receivable securitization	-	(45.6)	(150.0)	20.0
Changes in working capital and other	75.5	46.0	(94.1)	(54.7)
NET CASH PROVIDED BY OPERATING ACTIVITIES	304.6	202.7	593.3	648.5

INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(5.6)	(4.3)	(144.7)	(10.8)
Purchases of property, plant and equipment	(65.9)	(46.2)	(187.8)	(144.5)
Proceeds from sales of property, plant and equipment	0.3	0.1	8.5	3.7

NET CASH USED IN INVESTING ACTIVITIES	(71.2)	(50.4)	(324.0)	(151.6)

FINANCING ACTIVITIES
Repayments on borrowings, net	(7.3)	(147.0)	(17.4)	(480.1)
Dividends	-	-	(28.0)	(23.7)
Other	28.1	6.9	56.0	27.5

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	20.8	(140.1)	10.6	(476.3)

Effect of exchange rate changes on cash and cash equivalents	3.6	8.4	3.6	7.5

CHANGE IN CASH AND CASH EQUIVALENTS	$257.8	$20.6	$283.5	$28.1
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Contact information:
Dean H. Bergy, Vice President, Chief Financial Officer and Secretary, 269/385-2600